Exhibit 99.1
News Release June 4, 2008 –

Tedom Capital, Inc. is pleased to announce the completion of its public offering of common shares pursuant to a registered offering which became effective on March 12, 2008.  The Company sold a total of 430,820 shares of its common stock raising gross proceeds of $107,780, bringing the total number of shareholders to 62 and the total outstanding shares of the Company to 7,595,505.

Tedom’s CEO, Eric Grunfeld, said, “The proceeds from this offering will allow us to greatly increase our home improvement loan portfolio, including both loans originated by us as well as home improvement loans acquired from other lenders.”

Tedom is in the business of loaning money to finance residential and commercial building improvements The Company makes both loans secured by a second or third trust deed on the property and unsecured personal loans to be used for home and building improvements.  The Company will continue to focus its business in the Southern California area.

Additional information about Tedom Capital, Inc. can be found by visiting its website at www.tedomcapital.com or by contacting Eric Grunfeld, Chief Executive Officer at (310) 335-5460.

Safe Harbor Statement
The matters discussed in this release contain forward-looking statements within the meaning of Section 21(E) of the Security Exchange Act of 1934 and Section 27(A) of the Securities Act of 1933 that involve risks and uncertainties.  Although Tedom Capital believes that the expectations reflected in such forward-looking statements are reasonable; the forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to risks and uncertainties regarding the nature and amount of home improvement loans made, value of existing homes and buildings and the capacity of homeowners to repay loans in a timely manner.  Additional risks are discussed in Tedom Capital’s SB-2 Registration Statement and in other filings made with the Securities and Exchange Commission.